UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	September 20, 2006

Graham Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-8462	16-1194720

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Florence Avenue, Batavia, New York		14020

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(585) 343-2216

N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 20, 2006, Graham Corporation (the “Company”) entered into a Third Amendment (the “Third Amendment”) to that certain Amended and Restated Credit Facility Agreement (the “Credit Agreement”) with Bank of America, N.A. (the “Bank”) dated July 12, 2005, as amended. The Third Amendment was entered into to provide for the Bank’s issuance of bank guarantees rather than letters of credit for the benefit of the Company’s Chinese subsidiary (“Graham China”) and sets forth the process by which letters of credit and bank guarantees, as the case may be, may be issued by the Bank to the Company and Graham China under the Credit Agreement. Pursuant to the Third Amendment, the total amount of all undrawn and/or outstanding letters of credit and bank guarantees issued for the benefit of the Company and Graham China under the Credit Agreement may not exceed $12,500,000, with initial sublimits of $11,000,000 in letters of credit for the Company and $1,500,000 in bank guarantees for Graham China. The Bank, in its discretion, may revise such allocation from time to time based on the Company’s and Graham China’s respective needs. In connection with the Third Amendment, the Company executed a Continuing and Unconditional Guarantee (the "Guarantee") for the benefit of the Bank, pursuant to which the Company agreed to guarantee all of Graham China’s obligations to the Bank.
     The Company entered into the Third Amendment to facilitate its anticipated letters of credit and bank guarantee requirements. A copy of each of the Third Amendment and the Guarantee are attached to this Current Report on Form 8-K as Exhibit 4.1 and Exhibit 4.2, respectively.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits. The following are attached as exhibits to this Form 8-K:

Exhibit No.	Description

4.1	Third Amendment, dated as of September 20, 2006, to Credit Facility Agreement between Graham Corporation and Bank of America, N.A. dated as of July 12, 2005, as amended.

4.2	Continuing and Unconditional Guarantee, dated as of September 20, 2006 made by Graham Corporation in favor of Bank of America, N.A.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Graham Corporation

Date: September 21, 2006	By:	/s/ J. Ronald Hansen

J. Ronald Hansen Vice President — Finance & Administration and Chief Financial Officer